Exhibit 23.2

Independent Auditors’ Consent

The Board of Directors
Royster-Clark, Inc.:

We consent to the incorporation by reference in the registration statement on Form S-8 for the issuance of 5,000,000 shares of common stock of Rentech, Inc. of our report dated March 2, 2006, with respect to the balance sheets of Royster-Clark Nitrogen, Inc. as of December 31, 2005 and 2004, and the related statements of operations, stockholder’s equity (deficit), and cash flows for the 163-day period ended December 31, 2005, the 202-day period ended July 21, 2005 and the years ended December 31, 2004 and 2003, which report appears in the definitive proxy statement of Rentech, Inc. dated March 15, 2006.

Our report refers to transactions, as more fully described in notes 1 and 4 of the financial statements, that occurred as of July 22, 2005 which require financial information for the periods after July 22, 2005 to be presented on a different cost basis than that for periods prior to that date and therefore, is not comparable.

Our report also refers to the restatement of net sales, cost of sales, and selling, general and administrative expenses for the 202-day period ended July 21, 2005 and net sales and cost of sales for the years ended December 31, 2004 and 2003, as more fully described in note 3 to the financial statements.

/s/ KPMG LLP

Norfolk, Virginia

April 24, 2006